                                                                  Rule 424(b)(3)
                                                 Registration Stmt. No. 33-63343
Pricing Supplement No. 16                                    Dated: Oct. 7, 1997

(To Prospectus dated October 25, 1995 and
Prospectus Supplement dated February 15, 1996)

                           FINOVA CAPITAL CORPORATION
                   (Formerly Greyhound Financial Corporation)
                    Medium-Term Notes, Series C - Fixed Rate
--------------------------------------------------------------------------------
Principal Amount:       $25,000,000      Trade Date:   10/7/97
Issue Price:            100%             Original Issue Date:  10/10/97
Interest Rate:          6.19%            Net Proceeds to Issuer:  $24,912,500
Stated Maturity Date:   10/10/00         Agent's Discount or Commission: $87,500
--------------------------------------------------------------------------------
Interest Payment Dates: Semiannually on each March 15
                       and September 15 and at Maturity
                       Commencing on March 15, 1998

Day Count Convention:
        (X)   30/360 for the period from October 10, 1997 to October 10, 2000
        ( )   Actual/360 for the period from       to
        ( )   Actual/Actual for the period from      to

Redemption:
        (X)   The Notes cannot be redeemed prior to the Stated Maturity Date.
        ( )   The Notes may be redeemed prior to the Stated Maturity Date.

Initial Redemption Date:

Optional Repayment:
        (X)   The Notes cannot be repaid prior to the Stated Maturity Date.
        ( )   The Notes can be repaid prior to the Stated Maturity Date at the option of the holder of the Notes.
              Optional Repayment Date(s):

Currency:
        Specified Currency:
              (If other than U.S. dollars, see attached)
        Minimum Denominations:
              (Applicable only if Specified Currency is other than U.S.
                 dollars)

Original Issue Discount: ( ) Yes        (X) No

        Total Amount of OID:
        Yield to Maturity:
        Initial Accrual Period:

Form:   (X) Book-Entry ( ) Certificated

           Lehman Brothers      First Chicago Capital Markets, Inc.
        ---                  ---

   Goldman, Sachs & Co.    X Merrill Lynch & Co.      CS First Boston
---                       ---                      ---

   Morgan Stanley & Co. Incorporated
---